UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 15, 2015

bluebird bio, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35966	13-3680878

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Second Street Cambridge, MA	02141

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (339) 499-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2015, bluebird bio, Inc. (the “Company”) announced the appointment of Dr. Philip Gregory as Chief Scientific Officer, effective June 15, 2015.

Prior to joining the Company, Dr. Gregory, 44, served as Chief Scientific Officer of Sangamo BioSciences, Inc. (“Sangamo”) from July 2009 to June 2015, as Senior Vice President, Research of Sangamo from January 2014to June 2015and as Vice President, Research of Sangamo from October 2005 to January 2014. From December 2000 through October 2005, Dr. Gregory held scientific and research positions of increasing responsibility at Sangamo. Dr. Gregory received his B.S. in Microbiology from Sheffield University and his D.Phil in Biochemistry from Oxford University, Keble College.

There are no family relationships between Dr. Gregory and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Dr. Gregory had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

In connection with his employment with the Company, pursuant to the terms of an employment agreement dated May 30, 2015 (the “Employment Agreement”), Dr. Gregory will receive an annual base salary of $365,000. Dr. Gregory is eligible for an annual cash bonus that targets thirty-five percent (35%) of his annualized base salary based upon achievement of certain performance goals and corporate milestones established by the Company. Achievement of goals will be determined in the sole discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board. Dr. Gregory also received a signing bonus of $75,000 and is eligible for a retention bonus of $75,000, assuming he is employed by the Company on May 31, 2016. Both of these bonuses are subject to repayment if Dr. Gregory resigns from employment with the Company without Good Reason (as defined in the Employment Agreement) or is terminated for Cause (as defined in the Employment Agreement) before June 15, 2016. Dr. Gregory will receive a bonus of $50,000 to cover relocation expenses and is eligible for and additional payment of $100,000 upon his relocation to the Cambridge Massachusetts area.  Both of these payments are subject to repayment if Dr. Gregory resigns from employment with the Company without Good Reason or is terminated for Cause within one year of such payment.

The Company will grant Dr. Gregory an incentive stock option for the purchase of 50,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), at a purchase price per share equal to the closing price per share of the Common Stock on the NASDAQ Global Select Market on July 1, 2015. Dr. Gregory was also granted 25,000 restricted stock units, vesting over three years.

In the event that he is terminated without Cause or resigns for Good Reason prior to a Change in Control (as defined in the Employment Agreement), Dr. Gregory will be entitled to severance in the form of salary continuation for twelve months at his then-current base salary and will also be eligible for the continuation of Company-subsidized medical and dental benefits for up to twelve months. In the event that he is terminated without Cause or resigns for Good Reason within one year following a Change in Control, Dr. Gregory will be entitled to severance payable in a lump sum equal to twelve months of his then-current base salary, the continuation of Company-subsidized medical and dental benefits for up to twelve months and the acceleration of vesting of 100% of his outstanding unvested equity awards. Dr. Gregory will also be eligible for all other compensation and benefit plans available to the Company’s employees.

The foregoing summary of the Employment Agreement does not purport to be a complete statement of the parties’ rights under the Employment Agreement and is qualified in its entirety by the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2015	bluebird bio, Inc.
	By:	/s/ Jason F. Cole
Jason F. Cole
Senior Vice President, General Counsel